Exhibit 99.1

PRESS CONTACT: Ralph A. Beattie, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS SECOND QUARTER 2013 RESULTS;

CFFO INCREASES 15% VERSUS PRIOR YEAR

DALLAS – (BUSINESS WIRE) – August 5, 2013 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2013. Company highlights for the second quarter include:

Highlights

•	Adjusted Cash From Facility Operations (“CFFO”) increased 15.1% to $9.5 million, or $0.34 per share in the second quarter of 2013, an increase of $0.04 per share from the second quarter of 2012.

•

Adjusted EBITDAR increased 8.5% to $30.1 million in the second quarter of 2013, an increase of $2.4 million from the second quarter of 2012. Excluding two CCRC’s being re-positioned, EBITDAR margin was 36.4% in the second quarter of 2013.

•	Revenue increased 13.2% to $87.2 million in the second quarter of 2013, an increase of $10.2 million from the second quarter of 2012.

•	Average monthly rent for the consolidated communities increased 2.5% to $3,043 per occupied unit in the second quarter of 2013, an increase of $75 per occupied unit from the second quarter of 2012.

•

Same-community occupancies increased 50 basis points from the second quarter of 2012. Same-community revenue grew 3.2%, same-community expenses increased 2.0% and same-community operating income increased 4.7% compared to the second quarter of 2012.

•	The Company completed the acquisition of two senior living communities for a combined purchase price of approximately $25.4 million.

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“We are very pleased to report continued positive results for the second quarter as we recovered from the effects of the flu season in the first quarter,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Second quarter same-community occupancies increased 50 basis points, revenue increased over 13% and CFFO grew 15% from the second quarter of the prior year. We are also pleased to announce that we are further enhancing our private-pay revenues through a re-positioning of two continuing care retirement communities. After considering a number of alternatives, including a sale of these owned communities, we decided that a reconfiguration of the services we offer will enhance annual CFFO, improve our operating metrics and enable meaningful gains in shareholder value.

“Complementing this organic growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We differentiate Capital Senior Living as the value leader in providing quality seniors housing and care at reasonable prices. We are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	The Company completed the acquisition of two senior living communities in Missouri and Indiana for a combined purchase price of approximately $25.4 million. Highlights of these transactions include:

•	Additional CFFO of $1.0 million, or $0.03 per share.

•	Incremental earnings of $0.5 million, or $0.02 per share.

•	Increases annual revenue by $5.0 million.

•	Average occupancy 92%.

•	Average monthly rents are approximately $2,900.

•

The two communities were financed with an aggregate of approximately $19.1 million of non-recourse mortgage debt consisting of $14.5 million of 12-year debt with an interest rate of 5.30% and bridge financing of approximately $4.6 million with a variable interest rate of approximately 4.00%. The bridge loan is for a community that is converting from independent living to assisted living and once licensure is complete, will be refinanced with permanent financing.

•

The Company is conducting due diligence on approximately $65.0 million of additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, the Company has numerous additional acquisitions in the pipeline that are expected to close in the third and fourth quarters of the year.

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Financial Results

For the second quarter of 2013, the Company reported revenue of $87.2 million, compared to revenue of $77.0 million in the second quarter of 2012. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $9.7 million, or 12.9%, largely as a result of acquiring 13 communities since the second quarter of 2012. The number of consolidated communities increased from 88 in the second quarter of 2012 to 101 in the second quarter of 2013.

Average monthly rent for the consolidated communities was $3,043 per occupied unit in the second quarter of 2013, an increase of $75, or 2.5%, over the second quarter of 2012. Financial occupancy of the consolidated portfolio averaged 85.9% in the second quarter of 2013, 10 basis points higher than the second quarter of 2012. Excluding the two communities being re-positioned, average monthly rents increased 3.4% and financial occupancy was 86.7%, a 40 basis points improvement from the second quarter of 2012.

As a percentage of resident and healthcare revenue, operating expenses were 59.9% in the second quarter of 2013, compared to 59.4% in the second quarter of 2012. Operating expenses for the second quarter of 2013 were $51.1 million, an increase of $6.2 million from the second quarter of 2012, primarily due to 13 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 5.2% for the quarter, excluding transaction costs of approximately $0.4 million. Expenses this quarter were once again impacted by an abnormally high level of medical claims. The Company is self-insured for the costs of employee and dependent medical benefits and purchases stop-loss protection on an individual and aggregate basis. This self-insurance program significantly reduces the Company’s health insurance costs. Occasionally, expenses are higher than average in a particular quarter as a few claims approach stop-loss insurance thresholds. Health care costs in the second quarter of 2013 exceeded the second quarter of 2012 by approximately $0.5 million.

Adjusted EBITDAR for the second quarter of 2013 was approximately $30.1 million, an increase of $2.4 million, or 8.5% from the second quarter of 2012. Adjusted EBITDAR margin was 34.5% for the period. Excluding the two communities being re-positioned, EBITDAR margin for the second quarter of 2013 was 36.4%.

Adjusted net income for the second quarter of 2013 was $1.1 million, or $0.04 per share, excluding non-recurring or non-economic items reconciled on the final page of this release. Adjusted CFFO was $9.5 million or $0.34 per share in the second quarter of 2013. Adjusted CFFO exceeded the second quarter of 2012 by $1.2 million, or $0.04 per share.

The CFFO in the second quarter of 2013 did not include a benefit from the cost segregation study completed earlier this year. Consequently, there remains approximately $0.18 per share of CFFO from this change in depreciation for tax purposes that will be realized as the Company generates taxable income in future periods.

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For the first six months of 2013, the Company reported revenue of $173.4 million, compared to revenue of $149.2 million for the first six months of 2012. Resident and healthcare revenue increased $23.5 million, or 16.0%, from the first half of the prior year.

Adjusted EBITDAR for the first six months of 2013 was $60.5 million, compared to $53.4 million for the first six months of 2012. The Company earned adjusted net income of $2.9 million, or $0.10 per share, in the first six months of 2013. Adjusted CFFO was $19.2 million, or $0.69 per share, in the first six months of 2013, an increase of 28.4% compared to $14.9 million, or $0.55 per share, in the first six months of 2012.

Operating Activities

The Company is well positioned as a substantially all private-pay business and intends to further differentiate itself by enhancing its private-pay revenues. Two continuing care retirement communities are being re-positioned with space being converted to other private-pay use. While these communities are being re-positioned, same-community results for these two communities will be excluded.

At communities under management, excluding the two communities referenced above, same-community revenue in the second quarter of 2013 increased 3.2% versus the second quarter of 2012. Same-community expenses increased 2.0% and net operating income increased 4.7% from the second quarter of the prior year. Same-community occupancies were 50 basis points higher than the second quarter of 2012 and average rents were 2.5% higher.

Capital expenditures for the second quarter of 2013 were approximately $3.0 million, representing $2.0 million of investment spending and $1.0 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $400 per unit.

Balance Sheet

The Company ended the second quarter of 2013 with $30.5 million of cash and cash equivalents, including restricted cash. As of June 30, 2013, the Company financed its 51 owned communities with mortgages totaling $381.3 million at interest rates averaging 5.23%. All of the Company’s debt is at fixed interest rates, except one $4.6 million bridge loan at a variable rate. The Company has no mortgage maturities before the third quarter of 2015.

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Q2 2013 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s second quarter 2013 financial results. The call will be held on Tuesday, August 6, 2013 at 11:00 a.m. Eastern Time. The call-in number is 913-312-0395, confirmation code 5787453. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 6, 2013 at 2:00 p.m. Eastern Time, until August 15, 2013 at 2:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 5787453. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning August 7, 2013.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. During the second quarter, the Company operated 104 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 13,900 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, Adjusted CFFO, Adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 6

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,314	$18,737
Restricted cash	10,192	10,179
Accounts receivable, net	5,603	5,229
Accounts receivable from affiliates	341	753
Federal and state income taxes receivable	894	3,901
Deferred taxes	1,548	1,443
Property tax and insurance deposits	10,997	11,442
Prepaid expenses and other	5,763	4,758

Total current assets	55,652	56,442
Property and equipment, net	548,325	527,159
Deferred taxes	10,220	9,350
Investments in unconsolidated joint ventures	1,065	1,074
Other assets, net	38,226	42,917

Total assets	$653,488	$636,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,828	$6,978
Accounts payable to affiliates	81	2
Accrued expenses	24,177	24,445
Current portion of notes payable	12,714	20,230
Current portion of deferred income	8,421	8,193
Current portion of capital lease and financing obligations	829	766
Customer deposits	1,536	1,540

Total current liabilities	49,586	62,154
Deferred income	18,824	19,990
Capital lease and financing obligations, net of current portion	41,733	42,146
Other long-term liabilities	1,626	1,692
Notes payable, net of current portion	373,667	342,366
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 28,786 and 28,218 in 2013 and 2012, respectively	291	286
Additional paid-in capital	141,466	137,867
Retained earnings	27,229	31,375
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	168,052	168,594

Total liabilities and shareholders’ equity	$653,488	$636,942

.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Resident and health care revenue	$85,301	$75,586	$170,076	$146,584
Affiliated management services revenue	196	162	381	316
Community reimbursement revenue	1,722	1,278	2,987	2,346

Total revenues	87,219	77,026	173,444	149,246
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	51,130	44,909	101,250	87,395
General and administrative expenses	5,081	3,858	10,003	7,635
Facility lease expense	14,269	13,865	28,539	27,360
Stock-based compensation expense	1,293	596	2,289	1,241
Depreciation and amortization	10,761	9,050	22,650	15,756
Community reimbursement expense	1,722	1,278	2,987	2,346

Total expenses	84,256	73,556	167,718	141,733

Income from operations	2,963	3,470	5,726	7,513
Other income (expense):
Interest income	17	41	121	67
Interest expense	(5,694)	(4,308)	(11,378)	(7,852)
Gain (Loss) on disposition of assets, net	(2)	(7)	(1)	(5)
Equity in earnings (losses) of unconsolidated joint ventures, net	30	(78)	33	(215)
Other income	6	—	18	—

Loss before benefit (provision) for income taxes	(2,680)	(882)	(5,481)	(492)
Benefit (Provision) for income taxes	610	198	1,335	(49)

Net loss	$(2,070)	$(684)	$(4,146)	$(541)

Per share data:
Basic net loss per share	$(0.07)	$(0.02)	$(0.15)	$(0.02)

Diluted net loss per share	$(0.07)	$(0.02)	$(0.15)	$(0.02)

Weighted average shares outstanding — basic	27,809	27,347	27,697	27,305

Weighted average shares outstanding — diluted	27,809	27,347	27,697	27,305

Comprehensive loss	$(2,070)	$(684)	$(4,146)	$(541)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2013	2012
Operating Activities
Net loss	$(4,146)	$(541)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22,650	15,756
Amortization of deferred financing charges	586	351
Amortization of deferred lease costs and lease intangibles	650	189
Deferred income	(938)	(1,558)
Deferred income taxes	(975)	(7,306)
(Gain) Loss on disposition of assets, net	1	5
Equity in (earnings) losses of unconsolidated joint ventures	(33)	215
Provision for bad debts	221	342
Stock based compensation expense	2,289	1,241
Changes in operating assets and liabilities:
Accounts receivable	(595)	(542)
Accounts receivable from affiliates	412	(79)
Property tax and insurance deposits	445	2,999
Prepaid expenses and other	(1,005)	(323)
Other assets	(2,742)	2,670
Accounts payable	(5,071)	(395)
Accrued expenses	(268)	(602)
Federal and state income taxes receivable/payable	3,007	6,905
Customer deposits	(4)	16

Net cash provided by operating activities	14,484	19,343
Investing Activities
Capital expenditures	(5,142)	(5,649)
Cash paid for acquisitions	(32,141)	(75,595)
Proceeds from disposition of assets	—	19
Contributions to unconsolidated joint ventures	—	(211)
Distributions from unconsolidated joint ventures	42	15

Net cash used in investing activities	(37,241)	(81,421)
Financing Activities
Proceeds from notes payable	40,858	81,888
Repayments of notes payable	(17,073)	(4,356)
Increase in restricted cash	(13)	(85)
Cash payments for capital lease and financing obligations	(350)	(27)
Cash proceeds from the issuance of common stock	2,760	81
Excess tax benefits on stock option exercised	(1,445)	420
Deferred financing charges paid	(403)	(1,289)

Net cash provided by financing activities	24,334	76,632

Increase in cash and cash equivalents	1,577	14,554
Cash and cash equivalents at beginning of period	18,737	22,283

Cash and cash equivalents at end of period	$20,314	$36,837

Supplemental Disclosures
Cash paid during the period for:
Interest	$10,455	$7,332

Income taxes	$677	$734

Non-cash operating, investing, and financing activities during the period:

Intangible assets acquired through capital lease and financing obligations	$—	$11,794

Property and equipment acquired through capital lease and financing obligations	$—	$13,243

Notes payable assumed through capital lease and financing obligations	$—	$18,293

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q2 13	Q2 12	Q2 13	Q2 12	Q2 13	Q2 12
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	51	39	6,944	5,629	5,663	4,663
Leased	50	49	6,298	6,298	5,211	5,218
Joint Venture communities (equity method)	3	3	674	674	443	440

Total	104	91	13,916	12,601	11,317	10,321
Independent living			7,229	7,035	5,880	5,719
Assisted living			5,972	4,851	4,820	3,984
Continuing Care Retirement Communities			715	715	617	618

Total			13,916	12,601	11,317	10,321
II. Percentage of Operating Portfolio
Consolidated communities
Owned	49.0%	42.9%	49.9%	44.7%	50.0%	45.2%
Leased	48.1%	53.8%	45.3%	50.0%	46.0%	50.6%
Joint venture communities (equity method)	2.9%	3.3%	4.8%	5.3%	4.0%	4.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			51.9%	55.8%	52.0%	55.4%
Assisted living			42.9%	38.5%	42.6%	38.6%
Continuing Care Retirement Communities			5.2%	5.7%	5.4%	6.0%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information

	Q2 13	Q2 12
Selected Operating Results
I. Owned communities
Number of communities	51	39
Resident capacity	6,944	5,629
Unit capacity	5,663	4,663
Financial occupancy (1)	85.7%	87.4%
Revenue (in millions)	40.9	31.4
Operating expenses (in millions) (2)	24.1	17.0
Operating margin	41%	46%
Average monthly rent	2,812	2,569
II. Leased communities
Number of communities	50	49
Resident capacity	6,298	6,298
Unit capacity	5,211	5,218
Financial occupancy (1)	86.2%	84.3%
Revenue (in millions)	44.4	44.0
Operating expenses (in millions) (2)	21.6	23.1
Operating margin	51%	48%
Average monthly rent	3,292	3,338
III. Consolidated communities
Number of communities	101	88
Resident capacity	13,242	11,927
Unit capacity	10,874	9,881
Financial occupancy (1)	85.9%	85.8%
Revenue (in millions)	85.3	75.5
Operating expenses (in millions) (2)	45.8	40.2
Operating margin	46%	47%
Average monthly rent	3,043	2,968
IV. Communities under management
Number of communities	104	91
Resident capacity	13,916	12,601
Unit capacity	11,317	10,321
Financial occupancy (1)	85.9%	85.2%
Revenue (in millions)	89.2	78.7
Operating expenses (in millions) (2)	47.9	42.0
Operating margin	46%	47%
Average monthly rent	3,059	2,984
V. Same Store communities under management
(Excludes two communities being re-positioned)
Number of communities	88	88
Resident capacity	11,728	11,728
Unit capacity	9,617	9,617
Financial occupancy (1)	86.2%	85.7%
Revenue (in millions)	74.4	72.1
Operating expenses (in millions) (2)	38.0	37.0
Operating margin	49%	49%
Average monthly rent	2,991	2,917
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second quarter (3)	5.2%	4.3%
First six months (3)	5.2%	4.4%
VII. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium and auto financing)
Total fixed rate debt	376,747	288,988
Total variable rate debt	4,550	—
Weighted average interest rate	5.23%	5.50%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance, property taxes, and casualty losses.
(3)	Excludes transaction costs incurred by the Company during the quarter.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDAR
Net income from operations	$2,963	$3,470	$5,726	$7,513
Depreciation and amortization expense	10,761	9,050	22,650	15,756
Stock-based compensation expense	1,293	596	2,289	1,241
Facility lease expense	14,269	13,865	28,539	27,360
Provision for bad debts	221	153	241	342
Casualty losses	152	90	240	263
Transaction costs	421	503	845	943

Adjusted EBITDAR	$30,080	$27,727	$60,530	$53,418

Adjusted EBITDAR Margin
Adjusted EBITDAR	$30,080	$27,727	$60,530	$53,418
Total revenues	87,219	77,026	173,444	149,246

Adjusted EBITDAR margin	34.5%	36.0%	34.9%	35.8%

Adjusted net income and net income per share
Net loss	$(2,070)	$(684)	$(4,146)	$(541)
Casualty losses, net of tax	96	57	151	166
Transaction costs, net of tax	265	317	532	594
Resident lease amortization, net of tax	2,765	2,429	6,366	3,778
Loss on disposition of assets, net of tax	1	4	1	3

Adjusted net income	$1,057	$2,123	$2,904	$4,000

Adjusted net income per share	$0.04	$0.08	$0.10	$0.15

Diluted shares outstanding	27,870	27,413	27,790	27,364
Adjusted CFFO and CFFO per share
Net cash provided by operating activities	$8,936	$10,961	$14,484	$19,343
Changes in operating assets and liabilities	1,099	(9,314)	5,821	(10,649)
Recurring capital expenditures	(957)	(839)	(1,905)	(1,636)
Casualty losses, net of tax	96	57	151	166
Transaction costs	421	503	845	943
Tax impact of Spring Meadows Transaction	(106)	(106)	(212)	(212)
Tax impact of lease modification	—	6,983	—	6,983

Adjusted CFFO	$9,489	$8,245	$19,184	$14,938

Adjusted CFFO per share	$0.34	$0.30	$0.69	$0.55